Exhibit 99.1

Harvest Oil & Gas Announces Appointment of Ryan Stash as Vice President and CFO

HOUSTON, October 29, 2018 (Globe Newswire) — Harvest Oil & Gas Corp. (“Harvest” or the “Company”) today announced the appointment of Ryan Stash as as Vice President and CFO.

Mr. Stash most recently served as a Managing Director at Regions Securities focused on the Energy sector. Prior to that, he spent 11 years in the Energy Investment Banking Group for Wells Fargo Securities in Houston rising to the level of Director. Prior to that, Mr. Stash spent 5 years as an auditor working at Hewlett-Packard and Ernst & Young, LLP.  He is a Certified Public Accountant in the State of Texas.  Mr. Stash received an MBA from the McCombs School of Business, a Masters in Professional Accounting and a Bachelor of Business Administration, all at the University of Texas at Austin.

Michael Mercer, President and CEO, said “We are very please to have Ryan Harvest Oil & Gas as Vice President and CFO. He brings significant and broad experience in the energy sector in finance, capital markets, M&A and accounting and is a great addition to our team”.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Barnett Shale, the San Juan Basin, the Appalachian Basin (which includes the Utica Shale), Michigan, the Mid-Continent areas in Oklahoma, Texas, Arkansas, Kansas and Louisiana, the Permian Basin, and the Monroe Field in Northern Louisiana. More information about Harvest is available on the internet at https://www.hvstog.com.

(code #: HRST)

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. These forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond its control. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and, if applicable, its Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. Although the Company believes that the forward-looking statements contained in this press release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Harvest Oil & Gas Corp., Houston, TX
Michael E. Mercer
713-651-1144
hvstog.com